Ex 99.1

ACME UNITED CORPORATION NEWS RELEASE

CONTACT: Paul G. Driscoll Acme United Corporation 1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE July 23, 2026

ACME UNITED REPORTS SECOND QUARTER 2026 NET SALES INCREASE OF

16% AND NET INCOME INCREASE OF 6%

SHELTON, CT – July 23, 2026 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended June 30, 2026 were $62.7 million compared to $54.0 million for the quarter ended June 30, 2025, an increase of 16%. Excluding sales resulting from the acquisition of the assets of My Medic on January 15, 2026, comparable three-month sales increased 8%. Net sales for the six months ended June 30, 2026 were $115.0 million, compared to $100.0 million in the same period in 2025, an increase of 15%. Excluding My Medic sales, comparable six-month sales increased 7%.

Net income was $5.1 million, or $1.22 per diluted share, for the quarter ended June 30, 2026, compared to $4.8 million, or $1.16 per diluted share, for the same period last year, an increase of 6% in net income and 5% in diluted earnings per share. Net income for the six months ended June 30, 2026 was $6.0 million, or $1.46 per diluted share, compared to $6.4 million, or $1.57 per diluted share, for the same period in 2025, a decrease of 6% in net income and 7% in diluted earnings per share, caused primarily by our first quarter results.

The My Medic business acquired in January, which sells tactical, trauma and emergency response products directly to consumers, contributed to sales growth but due to the seasonal nature of the My Medic business there was minimal impact on earnings in the second quarter and the first half of 2026. As a direct-to-consumer seasonal business, My Medic has historically generated the majority of its profitability in the fourth quarter and we expect this pattern to continue.

Chairman and CEO, Walter C. Johnsen said, “In the second quarter we had record revenues and income from operations as we drove growth across all geographies and product lines. In the U.S. net sales of our first aid business without My Medic’s

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contribution increased 10% in the quarter. Net sales of Westcott cutting tools grew 8% in the second quarter, an important improvement over last year due to a return of promotional activity and stronger retail demand.

Mr. Johnsen continued, “As we anticipated, gross margins in the U.S. business were affected by products purchased at elevated tariff levels, though the impact was less than in the first quarter. We expect prior high tariffs to continue pressuring margins in the coming quarters, but at a decreasing rate.”

Mr. Johnsen concluded, “The My Medic acquisition is progressing well. We are aggressively presenting its products to new potential industrial and retail customers, as well as leveraging our sourcing team and scale to improve product costs. We have also reduced overhead. These actions, taken together, are designed to deliver strengthening quarterly profitability by driving growth on a lower cost base. It will take time, but we are making progress.”

For the second quarter of 2026, net sales in the U.S. segment increased 17% compared to the same period in 2025. For the six months ended June 30, 2026, net sales in the U.S. segment increased 15% compared to the same period in 2025. The sales increases for the three and six months were due to strong sales across all product lines and contribution from the acquisition of the My Medic business.

European net sales for the second quarter of 2026 increased 24% in U.S. dollars and 19% in local currency compared to the second quarter of 2025. Net sales for the six months ended June 30, 2026 increased 28% in U.S. dollars and 19% in local currency compared to the same period of 2025. The sales increases for the three and six months were due primarily to higher ecommerce sales and contribution from the line of cutting and sharpening products acquired in Germany on October 1, 2025.

Net sales in Canada for the second quarter of 2026 increased 1% in U.S. dollars and 3% in local currency compared to the same period in 2025. Net sales for the six months ended June 30, 2026 increased 7% in U.S. dollars and 6% in local currency compared to the same

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period of 2025. The sales increases for the three and six months were due to higher sales of first aid products.

Gross margin was 42.6% in the second quarter of 2026 versus 41.0% in the comparable period last year. Gross margin was 41.3% for the six-month period ended June 30, 2026, compared to 40.1% for the same period in 2025. The increases for the three and six months were primarily due to the inclusion of the new My Medic direct to consumer business.

The Company’s bank debt less cash as of June 30, 2026 was $27.3 million compared to $22.8 million as of June 30, 2025. During the twelve-month period ended June 30, 2026, the Company paid approximately $14.5 million for the acquisition of the assets of My Medic ($18.6 million purchase price less $4.1 million of holdbacks), distributed approximately $2.4 million in dividends on its common stock and purchased the cutting and sharpening line of products in Germany for approximately $1.6 million. During the same period, the Company generated approximately $15.5 million in free cash flow.

On July 15, 2026, the Company entered into a new $65 million syndicated credit facility with HSBC Bank USA, N.A and City National Bank, a U.S. subsidiary of Royal Bank of Canada. The new facility, which replaces the Company’s prior $65 million credit facility with HSBC, expires on July 15, 2029.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Thursday, July 23, 2026, at 12:00 p.m. ET. To listen or participate in a question-and-answer session, dial 877-407-0784. International callers may dial 201-689-8560. The confirmation code is 13761594. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®, First Aid Central®, PhysiciansCare®, Pac-Kit®, Spill Magic®, Westcott®, Clauss®, DMT®, Med-Nap®, Elite First Aid® and My Medic®. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “expect,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results.

These risks and uncertainties include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of volatility in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) international trade policies of the United States or foreign governments and their impact on demand for our products and our competitive position, including the imposition of new tariffs, changes in existing tariff rates or the threat of any such action; (iv) the continuing adverse impact of inflation, including product costs, and interest rates; (v) potential adverse

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effects on the Company, its customers, and suppliers resulting from the conflicts in Ukraine and the Middle East; (vi) additional disruptions in the Company’s supply chains, whether caused by pandemics, natural disasters, including trucker shortages, strikes, port closures or otherwise; (vii) labor related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (viii) currency fluctuations; (ix) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (x) changes in client needs and consumer spending habits; (xi) the impact of competition; (xii) the impact of technological changes including, specifically, the growth of online marketing and sales activity; and (xiii) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2026
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2026	June 30, 2025

Net sales	$62,716	$53,996
Cost of goods sold	36,028	31,847
Gross profit	26,688	22,149
Selling, general and administrative expenses	19,858	15,759
Operating income	6,830	6,390
Net interest expense	532	401
Other income, net	(5)	(99)
Income before income tax expense	6,303	6,088
Income tax expense	1,252	1,336
Net income	$5,051	$4,752

Shares outstanding - basic	3,820	3,785
Shares outstanding - diluted	4,141	4,104

Earnings per share - basic	$1.32	$1.26
Earnings per share - diluted	1.22	1.16

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2026
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2026	June 30, 2025

Net sales	$115,017	$99,954
Cost of goods sold	67,544	59,888
Gross profit	47,473	40,066
Selling, general and administrative expenses	38,899	31,250
Operating income	8,574	8,816
Net interest expense	1,018	798
Other expense (income), net	11	(188)
Income before income tax expense	7,545	8,206
Income tax expense	1,511	1,802
Net income	$6,034	$6,404

Shares outstanding - basic	3,815	3,772
Shares outstanding - diluted	4,138	4,070

Earnings per share - basic	$1.58	$1.70
Earnings per share - diluted	1.46	1.57

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2026
(Unaudited)

Amounts in $000's
	June 30, 2026	June 30, 2025
Assets
Current assets:
Cash and cash equivalents	$5,041	$3,641
Accounts receivable, net	38,726	36,174
Inventories	64,099	57,309
Prepaid expenses and other current assets	4,465	4,217
Total current assets	112,331	101,341

Property, plant and equipment, net	39,217	32,901

Operating lease right of use asset	6,001	7,607
Intangible assets, less accumulated amortization	33,188	19,111
Goodwill	9,908	9,908
Total assets	$200,645	$170,868

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$14,151	$10,181
Operating lease liability - short term	1,330	1,525
Mortgage payable - short term	463	445
Other current liabilities	18,870	11,323
Total current liabilities	34,814	23,474

Long-term debt	22,637	16,352
Mortgage payable - long term	9,229	9,662
Operating lease liability - long term	4,821	6,177
Deferred income taxes	3,685	1,465
Other non-current liabilities	4,157	16
Total liabilities	79,343	57,146
Total stockholders' equity	121,302	113,722
Total liabilities and stockholders' equity	$200,645	$170,868